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                                                                Exhibit 10.17



                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  INTRODUCTION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Agreement") is entered into as of the 14th day of December, 1999 by and among BOL Acquisition Co. V, Inc., a Connecticut corporation ("BOL") and wholly-owned first tier subsidiary of BiznessOnline.com, Inc., a Delaware corporation ("the Parent"); the Parent; New England Computer Associates, Inc. ("NECA") and NECAnet, Inc. ("NECAnet"), both Connecticut corporations, (NECA and NECAnet sometimes collectively referred to herein as the "Company"); and Richard D. Robarge and Leslie Robarge, the owners of all the issued and outstanding stock of the Company (collectively the "Stockholders").

                                   BACKGROUND

A. BOL and the Company intend to effect a merger of the Company with and into BOL in accordance with this Agreement and the Connecticut Business Corporation Act (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and BOL will continue to exist as the surviving corporation of the Merger.

B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement constitute a plan of reorganization for such purposes.

C. This Agreement has been adopted and approved by the respective boards of directors of BOL and the Company, and the Parent and the Stockholders have each unanimously approved this Agreement by written consent.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual and dependent promises and the representations and warranties hereinafter contained, the parties hereto agree as follows:

SECTION 1.        DESCRIPTION OF THE MERGER TRANSACTION.

         1.1 MERGER OF THE COMPANY INTO BOL. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in SECTION 1.2), the Company shall be merged with and into BOL, and the separate existence of the Company shall cease.

         1.2 EFFECTIVE TIME. The effective time of the Merger (the "Effective Time") shall occur at the time a properly executed Certificate of Merger for the merger of the Company into BOL, conforming to the requirements of the Connecticut Business Corporation Act (the "Merger Certificate") has been delivered and accepted for filing by the Secretary of State Connecticut. At the Effective Time, the Company shall be merged with and into BOL in accordance with the


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Merger Certificate and the separate existence of the Company shall cease and
BOL shall continue as the surviving corporation (the "Surviving Corporation").

         1.3 ARTICLES OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time:


                  (a) The Articles of Incorporation of BOL shall become the Articles of Incorporation of the Surviving Corporation; and, subsequent to the Effective Time, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until changed as provided by law.

                  (b) The bylaws of BOL shall become the bylaws of the Surviving Corporation; and, subsequent to the Effective Time, such bylaws shall be the bylaws of the Surviving Corporation until they shall thereafter be duly amended.

                  (c) The Board of Directors of the Surviving Corporation shall be set forth on EXHIBIT 1.3 hereto and shall hold office subject to the provisions of the laws of the Surviving Corporation's state of incorporation and of the Articles of Incorporation and bylaws of the Surviving Corporation.

                  (d) The officers of the Surviving Corporation shall be set forth on EXHIBIT 1.3 hereto, each of such officers to serve, subject to the provisions of the Articles of Incorporation and bylaws of the Surviving Corporation, until his or her successor is elected and qualified.

         1.4 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Connecticut Business Corporation Act (the "Act"). Except as herein specifically set forth and as otherwise provided by the Act, the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of BOL shall continue unaffected and unimpaired by the Merger and the corporate franchises, existence and rights of the Company shall be merged with and into BOL, and BOL, as the Surviving Corporation, shall be fully vested therewith. At the Effective Time, the separate existence of the Company shall cease and, in accordance with the terms of this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all taxes, including those due and owing and those accrued, and all other choses in action, and all and every other interest of or belonging to or due to the Company and BOL shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Company and BOL; and the title to any real estate, or interest therein, whether by deed or otherwise, vested in the Company and BOL, shall not revert or be in any way impaired by reason of the Merger. Except as otherwise provided herein, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of the Company and BOL and any claim existing, or action or proceeding pending, by or against the Company or BOL may be prosecuted as if the Merger had not taken place, or


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the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Company or BOL shall be impaired by the Merger, and all debts, liabilities and duties of the Company and BOL shall attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. Notwithstanding the foregoing, the Stockholders shall assume all of the Surviving Corporation's obligations under that certain lease agreement with Gem Chevrolet, Inc. dated on or about August 17, 1999 for the lease of a 1999 Chevrolet K1500 pick-up truck (the "Stockholders' Assumed Contract").

         1.5      MERGER CONSIDERATION; CONVERSION OF  SHARES.

                  (a) As of the Effective Time, all of the shares of capital stock of the Company ("Company Stock"), issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be automatically converted to, in the aggregate, shares of common stock of the Parent, par value $.01 per share ("Parent Stock") and cash, as follows (collectively, the "Merger
Consideration"):

                           (1) $1,575,000 in U.S. currency delivered by check,
wire transfer or other immediately available funds, and

                           (2) $1,925,000 in unregistered shares of the Parent
Stock. The share certificates representing such shares (except for the "Escrow Shares", as defined below) shall be delivered to the stockholder's counsel within five (5) business days of the Closing Date. The actual number of shares to be delivered hereunder shall be based on the average "NASDAQ National Market price" of such common stock for the twenty (20) business days ending on the ninth business day immediately preceding the Closing date. The shares of Parent Stock delivered hereunder shall constitute "restricted securities" under the Securities Act of 1933, as amended and be subject to the restrictions on transfer set forth in this Agreement.

                  (b) The "average NASDAQ National Market price" shall mean the average of the closing sales prices or, in case no such reported sale takes place on any given day, the average of the reported closing bid and asked prices for such day. In either case, the prices would be as reported by The Nasdaq Stock Market, Inc.

         1.6      DELIVERY OF MERGER CONSIDERATION/ESCROW OF SHARES/SET-OFF.

                  (a) At the Closing, the Stockholders shall deliver certificates representing all outstanding shares of Company Stock to counsel for BOL to hold in escrow until the Effective Time. At the Effective Time, the Stockholders shall receive the aggregate Merger Consideration set forth in
SECTION 1.5 above provided, however, that a number of shares of Parent Stock included in the aggregate Merger Consideration with a value of $500,000 (the "Escrow Shares") shall be delivered into escrow with the Parent's counsel (the "Escrow Agent") for a period of twelve (12) months from the Closing Date pursuant to the escrow agreement (the "Escrow Agreement") attached hereto as
EXHIBIT 1.6. In addition to all other rights and remedies of BOL and the Surviving Corporation for breach by the Company or the Stockholders of the representations and warranties of the Company and the Stockholders herein, both at law and in


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equity, the Surviving Corporation shall have the right to set-off against the Escrow Shares for any claims of the Surviving Corporation arising under the post-Closing adjustment provisions of SECTION 2 below and/or the indemnity provisions of SECTION 12 below.

                  (b) The Stockholders shall deliver to counsel for BOL at the Closing the certificates representing Company Stock, duly endorsed in blank by the Stockholders or accompanied by duly executed stock powers, to hold in escrow until the Effective Time. The Stockholders shall cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to Company Stock or with respect to the stock powers accompanying any Company Stock.

                  (c) At the Effective Time, counsel for BOL shall release the certificates representing shares of Company Stock to BOL and such certificates shall be canceled. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of the Company thereafter.

                  (d) No certificates representing fractional shares of Parent Stock shall be issued upon the surrender of certificates which, prior to the Effective Time, represented shares of Company Stock. In lieu of any such fractional shares, the Stockholders will be paid an amount in cash based on the average NASDAQ National Market Price (as defined above) of Parent Stock as set forth in SECTION 1.5(a)(2).

         1.7 ALLOCATION. Subject to the adjustments set forth in SECTION 2, the Merger Consideration shall be allocated as follows: Two Million Nine Hundred Sixteen Thousand Six Hundred Seventy-Seven Dollars ($2,916,677) to NECA and Five Hundred Eighty-Three Thousand Three Hundred Thirty-Three Dollars ($583,333) to NECAnet.

         1.8 CLOSING. The closing of the Merger (the "Closing") shall occur on the third business day after satisfaction or waiver of all of the conditions set forth in Section 6 hereof at the offices of Duffy & Sweeney, LLP, 300 Turks Head Building, Providence, Rhode Island 02903 at 10:00 a.m., or at such other place and time or date as may be mutually agreed upon by the parties hereto but in no event later than December 31, 1999. The actual date of the Closing is referred to herein as the "Closing Date". At the Closing, BOL and the Company shall take all actions necessary to effect the Merger (including filing the Merger Certificate which shall become effective at the Effective Time) and to effect the conversion and delivery of shares referred to in SECTION 1.6 hereof.

SECTION 2.        POST CLOSING ADJUSTMENTS

         2.1 POST-CLOSING ADJUSTMENT BASED ON THE COMPANY'S CASH-ON-HAND ON THE CLOSING DATE. On or before the Closing Date, the Company shall (i) to the extent ascertainable, pay all accrued liabilities relating to periods prior to, as of and including the Closing Date, and (ii) have cash-on-hand of at least $20,000 in excess of the amount of such outstanding liabilities (the "Minimum Cash Requirement"). In the event that the Company prepays any liability which has not accrued as of the Closing Date, such amount would be credited to the Minimum Cash


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Requirement. Within thirty (30) days after the Closing (or as soon as practicable thereafter), the Parent shall review the records and accounts of the Company and Surviving Corporation and prepare a statement regarding the Company's outstanding payables and liabilities accrued as of and including the Closing Date. The Stockholders shall provide such documentation as is reasonably necessary to evidence payment of the same. To the extent there is a deficiency in the Minimum Cash Requirement, the Stockholders shall pay to the Surviving Corporation in cash, dollar-for-dollar the amount of such deficiency within ten
(10) days of the delivery the Minimum Cash Requirement statement, subject to the dispute resolution procedure set forth in SECTION 2.3.

         2.2 POST-CLOSING ADJUSTMENT FOR EXCESS OR DEFICIENCY IN 1999 REVENUES. To the extent that (i) the Surviving Corporation's aggregate audited revenues for the six (6) months ended December 31, 1999, are less than $700,000 on an accrual basis in accordance with generally accepted accounting principals ("GAAP"), the Merger Consideration shall be reduced by an amount equal to $5.00 for each One Dollar ($1.00) in revenue less than $700,000, and (ii) the Surviving Corporation's aggregate audited revenues for the six (6) months ended December 31, 1999 are greater than $700,000 on an accrual basis in accordance with GAAP, the Merger Consideration shall be increased by an amount equal to $5.00 for each One Dollar ($1.00) in revenue greater than $700,000. For example, in the event the Surviving Corporation's aggregate revenues for the six (6) months ended December 31, 1999, are $650,000, the Merger Consideration payable to the Stockholders shall be reduced by $250,000 (i.e. the $50,000 shortfall multiplied by 5.00). Any such adjustment shall be based on an income statement prepared by the Surviving Corporation's accountants on or before March 31, 1999, showing the Surviving Corporation's audited revenues for the six (6) months ended December 31, 1999. To the extent any adjustment in the Merger Consideration shall be required under this Section 2.2, (a) in the event of a reduction in the Merger Consideration, the Stockholders shall pay to the Surviving Corporation 55% of such payment in shares of Parent stock from the Escrow Shares (provided that such action would not reduce the stock portion of the Merger Consideration below 45% or otherwise impair the intended tax-free reorganization structure of the Merger) and 45% of such amount in cash from the Stockholders directly within ten (10) days of delivery of the final income statement for 1999 as audited by the Surviving Corporation's accountants (subject to the dispute resolution procedure set forth in Section 2.3 below), or
(b) in the event of an increase in the Merger Consideration, the Surviving Corporation shall pay the Stockholders 55% of the amount of such increase in Parent Stock and 45% in cash within ten (10) days of the delivery of the final income statement for 1999 as audited by the Surviving Corporation's accountants (subject to the dispute resolution procedure set forth in Section 2.3 below). Any payments made in Parent Stock under this subsection in connection with 1999 revenues shall be based on the average NASDAQ National Market price of Parent Stock for the twenty (20) business days preceding the later of the date of delivery of the final income statement for 1999 or the resolution of any disputes relating to such statement.

         2.3 DISPUTE RESOLUTION PROCEDURE FOR ADJUSTMENTS BASED ON MINIMUM CASH REQUIREMENT AND 1999 REVENUES. Notwithstanding anything in this SECTION 2 to the contrary, if the Stockholders dispute any item contained on the Minimum Cash Requirement statement or the audited 1999 revenues of the Surviving Corporation, the Stockholders shall notify the Surviving Corporation in writing of each disputed item (collectively, the "Disputed Amounts"),


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and specify the amount thereof in dispute within thirty (30) business days after the delivery of the Minimum Cash Requirement statement or the final income statement for 1999, as the case may be. If the Surviving Corporation and the Stockholders cannot resolve any such dispute, then such dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to the Surviving Corporation and the Stockholders (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Surviving Corporation and the Stockholders so that the Stockholders' aggregate share of such costs shall bear the same proportion to the total costs that the Disputed Amounts unsuccessfully contested by the Stockholders (as finally determined by the Independent Accounting Firm) bear to the total of the Disputed Amounts so submitted to the Independent Accounting Firm.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
STOCKHOLDERS.

         3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to BOL and the Parent to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Stockholders hereby jointly and severally make to BOL and the Parent the representations and warranties contained in this SECTION 3.

         3.2 ORGANIZATION AND QUALIFICATION OF THE COMPANY. NECA and NECAnet are each a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease the Company's properties and to conduct the Company's business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of the Certificate of Incorporation of the Company as amended to date, certified by the Secretary of State for the State of Connecticut and the bylaws certified by the Secretary of the Company attached as
SCHEDULE 3.2, are complete and correct, and no amendments thereto are pending. The stock records and minute books of the Company which have heretofore been delivered to BOL's counsel are correct and complete. The Company is duly qualified to do business as a foreign corporation in each other jurisdiction in which it owns, operates or leases real property and in each other jurisdiction in which the failure to be so qualified or registered would have a material adverse effect on the properties, assets, business, financial condition and prospects of the Company.

         3.3 SUBSIDIARIES; INVESTMENTS. Except as set forth in SCHEDULE 3.3, the Company has no direct or indirect subsidiaries and owns no securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except as set forth in SCHEDULE 3.3, neither the Company nor the Stockholders own nor have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind (other than as an owner of less than 2% of the outstanding common stock of a publicly held company which stock trades on a national exchange.).


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         3.4      CAPITAL STOCK. The total authorized capital stock of the
Company consists solely of the shares listed on SCHEDULE 3.4. All of the issued and outstanding shares of the Company Common Stock are duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the Stockholders as set forth in SCHEDULE 3.4 free and clear of any liens, claims, encumbrances, restrictions, security interests, mortgages, pledges or other demands, and all such shares were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares were issued in violation of the preemptive rights of any past or present stockholders. No shares of the Company Stock are held in the treasury of the Company. SCHEDULE 3.4 contains a complete and correct listing of the stockholders of the Company at the date hereof, together with the number and class of the capital stock of the Company owned by each such stockholders. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. The Company has never acquired any treasury stock.

         3.5      AUTHORITY OF THE COMPANY AND THE STOCKHOLDERS

                  (a) The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by the Company's Board of Directors, and have been approved by the Stockholders by a unanimous written consent vote. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to or as contemplated by this Agreement (to the extent it contains obligations to be performed by the Company) constitutes, or when executed, delivered and approved by the Stockholders will constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument:

                           (i) does not and will not violate any provision of the Articles of Incorporation or bylaws of the Company;

                           (ii) to the Company's knowledge does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any court, regulatory body, administrative agency or other approval, consent or waiver, or make any filing with, any federal, state, local or foreign governmental body, agency or official ("Governmental Entity") that has not been obtained or made, other than the filing of the Certificate of Merger in accordance with the laws of the State of Connecticut and except for any other approvals, consents, waivers and filings that, if not obtained or made, individually or in the aggregate, would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Company; and


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                           (iii) except as otherwise indicated on SCHEDULE 3.5
         hereto, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Company, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Company, and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Company.

                  (b) The Stockholders have full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of them pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by the Stockholders pursuant to or as contemplated by this Agreement (to the extent it contains obligations to be performed by such Stockholders) constitutes, or when executed and delivered will constitute, valid and binding obligations of the Stockholders enforceable in accordance with their respective terms, subject to the terms hereof. The execution, delivery and performance by the Stockholders of this Agreement and each such agreement, document and instrument:

                           (i) do not and will not violate any provision of the Articles of Incorporation or bylaws of the Company;

                           (ii) do not and will not to Stockholder's knowledge violate any laws of the United States, or any state or other jurisdiction applicable to the Stockholders or require the Stockholders to obtain any approval, consent or waiver of, or to the Stockholder's knowledge make any filing with, any Governmental Entity that has not been obtained or made; and

                           (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Stockholders are a party or by which the property of such Stockholders is bound or to which the property of the Stockholders is subject or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company. Except as disclosed on SCHEDULE 3.5, there are no stockholder agreements with respect to the ownership or operation of the Company, and any such agreements shall be terminated prior to the Closing.

         3.6      STATUS OF PROPERTY OWNED OR LEASED.


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                  (a) REAL PROPERTY. The Company does not own and has never
owned any real property. The real property identified as leased by the Company on SCHEDULE 3.6(a) is collectively referred to herein as the "Real Property". The Real Property constitutes all the real property leased by the Company.

                           (i) TITLE. Except as set forth on SCHEDULE 3.6(a), to the Company's knowledge there are no unrecorded mortgages, deeds of trust, ground leases, security interests or similar encumbrances, liens, assessments, licenses, claims, rights of first offer or refusal, options, or options to purchase, or any covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title to or the Company's use or occupancy of the Real Property.

                           (ii) COMMISSIONS. There are no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity with respect to or on account of any of the Company's use or occupancy of the Real Property, and no such fees, commissions or other compensation shall, by reason on any existing agreement, become due after the date hereof.

                           (iii) PHYSICAL CONDITION. Except as set forth on
         SCHEDULE 3.6(a), there is not to the Company's knowledge any (i) material defect in the physical condition of any of the Real Property, or (ii) material defect in any material improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telecommunication, utility, and sprinkler systems) therein, the roofs or the parking and loading areas (collectively, the "Improvements"). To the Company's knowledge, all of the Improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems therein, the roofs and the parking and loading areas are in generally good operating condition and repair.

                           (iv) UTILITIES. The Company has not received any written notice of any termination or impairment of the furnishing of, or any material increase in rates for, services to any of the Real Property of water, sewer, gas, electric, telecommunication, drainage or other utility services, except ordinary and usual rate increases applicable to all customers (or all customers of a certain class) of a utility provider. The Company has not, to its knowledge, entered into any agreement requiring it to pay to any utility provider rates which are less favorable than rates generally applicable to customers of the same class as the Company.

                           (v) COMPLIANCE. Except as set forth on SCHEDULE 3.6(a), the Company has not received any written notice from any municipal, state, federal or other governmental authority with respect to any violation of any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulation issued in respect of any of the Real Property that has not been heretofore corrected, and except in either case as set forth in SCHEDULE 3.6(a) hereto.


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


                           (vi) GOVERNMENT APPROVALS. The Company has not received any notice of any plan, study or effort by any Governmental Entity which would adversely affect the present use, zoning or value to the Company of any of the Real Property or which would modify or realign any adjacent street or highway in a manner materially adverse to the Company.

                           (vii) ZONING. The Company has not received any notice of any zoning violations.

                           (viii) SERVICE CONTRACTS. A complete list of all material existing service, management, supply or maintenance or equipment lease contracts and other contractual agreements which the Company is a party to (the "Service Contracts") is set forth on
         SCHEDULE 3.6(a). All such Service Contracts are terminable upon no more than thirty (30) days written notice, at no cost, except as specified in SCHEDULE 3.6(a).

                  (b) PERSONAL PROPERTY. A list of each item of the machinery, equipment and other fixed assets owned or leased by the Company having a fair market value of at least $5,000 (the "Equipment"), is contained in
SCHEDULE 3.6(b) hereto. All of the Equipment and other machinery, equipment and personal property of the Company is located on the Real Property or used in the operation of the Company. Except as specifically disclosed in SCHEDULE 3.6(b) or in any of the Schedules to this Agreement, the Company has good and marketable title to all of the personal property owned by it. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in any Schedule hereto or in the Financial Statements. The Financial Statements reflect all personal property of the Company, subject to dispositions and additions in the ordinary course of business consistent with this Agreement. Except as otherwise specified in SCHEDULE 3.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company are in generally good repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

         3.7.     FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                  (a) Attached hereto as SCHEDULE 3.7 IS A DRAFT BALANCE SHEET OF THE COMPANY DATED WITHIN FIVE (5) DAYS OF THE DATE HEREOF (THE "COMPANY BALANCE SHEET DATE"). (b) As of the date hereof, the Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent liabilities arising prior to the date hereof or the Closing, as the case may be) except liabilities (i) reflected in Schedules furnished to Parent hereunder on the date hereof or (ii) incurred in the ordinary course of business of the Company consistent with prior practices.

         3.8      TAXES.

                  (a) The Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), in the amounts indicated on tax returns filed by the Company through the date hereof or in correspondence received from any federal, state, local or foreign government taxing authority (other than current accrued tax liability incurred in the ordinary course of Seller's business).

                  (b) The Company has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. For every taxable period of the Company, the Company has delivered or made available to Parent complete and correct copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company. SCHEDULE 3.8 attached hereto sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code"), that are in effect with respect to the Company or for which an application by the Company is pending.

                  (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting in writing or threatening to assert against the Company any deficiency or claim for additional Taxes or a claim that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code.

                  (d) Except as set forth in SCHEDULE 3.8 attached hereto, there has not been any audit of any tax return filed by the Company, no audit of any tax return of the Company is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in SCHEDULE 3.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) (i) The Company has not consented to have the provisions of Section 341(f)(2) of the Code applied to it, (ii) the Company has not agreed to, and has not been requested by any governmental authority to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise and (iii) the Company has never made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a penalty for underpayment of federal Tax under Section 6662 of the Code. The Company has never had any liability for unpaid Taxes because it is a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, nor has it ever been required to file, a consolidated, combined or unitary tax return with any entity. The Company is not a party to any tax sharing agreement.

                  (f) The Company computes its federal taxable income under the cash basis method of accounting.

                  (g) For purposes of this SECTION 3.8, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         3.9 ACCOUNTS RECEIVABLE. All accounts receivable of the Company arising prior to the date hereof and thereafter, arose or will arise from valid sales in the ordinary course of business. Except as set forth in SCHEDULE 3.9, the Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company. For purposes hereof, "affiliate" means any Stockholder, or any business entity which controls, or is controlled by, or is under common control with the Company.

         3.10 INVENTORIES. The Company maintains less than $10,000 of inventory, all saleable in the ordinary course and stated in accordance with GAAP.

         3.11     ABSENCE OF CERTAIN CHANGES.

         Since December 31, 1998, the Company has conducted its business only in the ordinary course and consistent with past practices and except as disclosed in SCHEDULE 3.11 there has not been:

                  (a) Any change in the properties, assets, liabilities, business, operations, financial condition or prospects of the Company which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

                  (b) Except for the endorsement of checks in the ordinary course of business any material contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

                  (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date except for liens permitted by any current agreement of the Company with respect to borrowed money;

                  (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any capital assets of the Company costing more than $10,000;

                  (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Company;

                  (f) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, any issuance or sale of any securities convertible into or exchangeable for debt or equity securities of the Company or any grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class or other equity interests of the Company;

                  (g) Any claim of unfair labor practices asserted against the Company; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than customary merit or cost of living increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors; any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of the Company except for employment arrangements providing for salary or wages of less than $20,000 per annum and any oral agreement terminable at will by the Company;

                  (h) Any change with respect to the officers or senior management of the Company, any grant of any severance or termination pay to any officer or employee of the Company;

                  (i) Any payment or discharge of a material lien or liability of the Company which was not incurred in the ordinary course of business thereafter;

                  (j) Any obligation or liability incurred by the Company to any of its officers, directors or stockholders, or any loans or advances made by the Company to any of its officers, directors, stockholders, except normal compensation and expense allowances payable to officers or employees;

                  (k) Any change in accounting methods or practices other than to comply with new accounting pronouncements, credit practices or collection policies used by the Company;

                  (l) Any other transaction entered into by the Company other than transactions in the ordinary course of business; or

                  (m) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (i) through (xii) above.

         3.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are described in SCHEDULE 3.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.), the names in which the accounts are held, the account number, and the name of each person, corporation, firm or other entity authorized in respect thereof.

         3.13 PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND PROPRIETARY RIGHTS. All patents, patent applications, trademark registrations, trademark registration applications, copyright registrations, copyright registration applications and all material trade names, trademarks, copyrights and other material proprietary rights owned by or licensed to the Company or used in its respective business as presently conducted (the "Proprietary Rights") are listed in SCHEDULE 3.13 attached hereto. Except as indicated on SCHEDULE 3.13, all of the material patents, registered trademarks and copyrights of the Company and all of the material patent applications, trademark registration applications and copyright registration applications of the Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said schedule. Except as set forth in SCHEDULE 3.13: (a) use of said patents, trade names, trademarks, copyrights or other proprietary rights in the ordinary course of business as presently conducted does not require the consent of any other person and (b) the Company has sufficient title or adequate rights or licenses to use all material patents, trade names, trademarks, copyrights, or other proprietary rights used by it in its business as presently conducted free and clear of any attachments, liens, encumbrances or adverse claims. The Company has not received written notice that its present or contemplated activities or products infringe any such patents, trade names, trademarks or other proprietary rights of others. Except as set forth in
SCHEDULE 3.13: (i) no other person has an interest in or right or license to use, or the right to license others to use, any of said patents, patent applications, trade names, trademarks, copyrights or other proprietary rights;
(ii) there are no written claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof; (iii) none of the patents, trade names, trademarks, copyrights or other proprietary rights listed in said schedule is subject to any outstanding order, decree, judgment or stipulation, or is being infringed by others; and (iv) no proceeding charging the Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or is threatened to be filed.

         3.14 TRADE SECRETS AND CUSTOMER LISTS. The Company has the right to use in the ordinary course of its business as presently conducted, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and secret processes required for or incident to the manufacture or marketing of all products presently sold, manufactured, licensed, under development or produced by it, including products licensed from others. Any payments required to be made by the Company for the use of such trade secrets, inventions, customer lists and secret processes are described in SCHEDULE 3.14. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or any of the predecessors of the Company.

         3.15     CONTRACTS.

                  (a) Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 3.15 (complete and accurate copies of which have been delivered to the Parent), the Company is neither a party to nor subject to:

                           (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, severance or termination pay, collective bargaining or the like, or any contract or agreement with any labor union;

                           (ii) any employment contract or contract for services which requires the payment of $20,000 or more annually or which is not terminable within thirty (30) days by the Company without liability for any penalty or severance payment other than pursuant to the Company's severance policies existing on the date hereof;

                           (iii) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $10,000 each;

                           (iv) any other contracts or agreements creating any obligation of the Company of $10,000 or more with respect to any such contract;

                           (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                           (vi) any contract or agreement which by its terms does not terminate or is not terminable by the Company or any successor or assign within six months after the date hereof without payment of a penalty;

                           (vii) any contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

                           (viii) any contract with any sales agent or distributor of products of the Company or any subsidiary;

                           (ix) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

                           (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

                           (xi) any license agreement (as licensor or licensee);

                           (xii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                           (xiii) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them;

                           (xiv) any partnership, joint venture, or other similar contract, arrangement or agreement; or

                           (xv) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements.

                  (b) All material contracts, agreements, leases and instruments to which the Company is a party or by which the Company is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their respective terms. Neither the Company nor to the Company's knowledge any other party to any contract, agreement, lease or instrument of the Company is in default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of either of the Company or on the part of any other party thereto in any such case that could have a material adverse effect on the properties, assets, financial condition or prospects of either of the Company. SCHEDULE 3.15 indicates whether any of the agreements, contracts, commitments or other instruments and documents described therein requires consent or approval to be transferred to the Surviving Corporation as a result of the transactions contemplated herein.

         3.16 LITIGATION. SCHEDULE 3.16 hereto lists all currently pending and to the Company's knowledge threatened litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in SCHEDULE 3.16, there is no litigation or governmental or administrative proceeding or investigation pending or to the Company's knowledge threatened against the Company which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         3.17 COMPLIANCE WITH LAWS. The Company has not received notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the business of the Company, and except as set forth in SCHEDULE 3.17 hereto, to the Company's knowledge, the Company is currently in compliance in all material respects with all such statutes, ordinances, orders, rules or regulations, and there is no valid basis for any claim that the Company is not in such compliance with any such statute, ordinance, order, rule or regulation.

         3.18 INSURANCE. The Company has delivered to counsel to BOL true and correct copies of each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (iii) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. SCHEDULE 3.18 describes any self-insurance arrangements affecting the Seller.

         3.19 WARRANTY AND RELATED MATTERS. There are no existing or threatened in writing, product liability, warranty or other similar claims against the Company alleging that any of its products or services are defective or fail to meet any product or service warranties except as disclosed in
SCHEDULE 3.19 hereto. The Company has not received notice of any statements, citations, correspondence or decisions by any Governmental Entity stating that any product manufactured, marketed or distributed at any time by the Company (the "Company Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no recalls ordered by any such Governmental Entity with respect to any Company Product. There is no (i) fact relating to any Company Product that may impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product, (ii) latent or overt design, manufacturing or other defect in any Company Product, or (iii) liability for warranty or other claim or return with respect to any Company Product except in the ordinary course of business consistent with the past experience of the Company for such kind of claims and liabilities.

         3.20 FINDER'S FEES. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Stockholders.

         3.21 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 3.21 lists all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from Governmental Entities in order for the Company to conduct its business. The Company has obtained all the Approvals, which are valid and in full force and effect. Except as disclosed on
SCHEDULE 3.21, none of the Approvals is subject to termination by their express terms as a result of the execution of this Agreement by the Company or the consummation of the Merger, and no further Approvals will be required in order to continue to conduct the business currently conducted by the Company subsequent to the Closing. Except as disclosed in SCHEDULE 3.21 or in any other schedule hereto, the Company is neither subject to nor bound by any agreement, judgment, decree or order which may materially and adversely affect its properties, assets, business, financial condition or prospects.

         3.22     TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 3.22 hereto, no Stockholder, officer, employee or director of the Company and none of their respective parents, grandparents, spouses, children, siblings or grandchildren owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor, supplier or customer of the Company or any organization, person or entity with whom the Company is doing business.

         3.23     EMPLOYEE BENEFIT PROGRAMS.

                  (a) SCHEDULE 3.23 sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) by the Company at any time during the three-year period ending on the date hereof.

                  (b) Each Employee Program which has been maintained by a Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code, has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose such qualification under the applicable Code section.

                  (c) Except as otherwise disclosed on SCHEDULE 3.23, to the knowledge of the Stockholders there has not been any failure of any party to comply with any laws applicable to or the terms of any Employee Programs that have been maintained by the Company, except for any failures to comply that, individually or in the aggregate, would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Company. With respect to any Employee Program now or heretofore maintained by the Company, there has occurred no "prohibited transaction," as defined in
Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution) in any taxes, penalties or other liability to the Company or any Affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

                  (d) Neither the Company nor any Affiliate has ever maintained any Employee Program subject to Title IV of ERISA.

                  (e) Except as otherwise disclosed on SCHEDULE 3.23, with respect to each Employee Program maintained by the Company within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Parent: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS;
(iii) the three most recently filed IRS forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

                  (f) Each Employee Program maintained by the Company as of the date hereof is subject to amendment or termination by the Board of Directors of the Company without any further liability or obligation on the part of the Company to make further contributions to any trust maintained under any such Employee Program following such termination and the Company has not made any written or oral representations to the contrary to its employees.

                  (g)      For purposes of this SECTION 3.23:

                           (i) "Employee Program" means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in subsection (a) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                           (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                           (iii) an entity is an "Affiliate" of a Company for purposes of this SECTION 3.23 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA
         Section 302(d)(8)(c) and

                           (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         3.24     ENVIRONMENTAL MATTERS.

                  (a) Except as used in connection with routine maintenance and as set forth in SCHEDULE 3.24 hereto, (i) the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the knowledge of the Company and the Stockholders no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently leased, or used by the Company, or has ever come to be located in the soil or groundwater at any such site; (iii) the Company does not to the Stockholders' knowledge presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (iv) no lien has ever been imposed by any Governmental Entity on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in SCHEDULE 3.24 hereto, (i) the Company has no liability under, nor has the Company ever violated in any material respect, any Environmental Law (as defined below); (ii) to the Company and the Stockholder's knowledge any property leased, or used by the Company and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law (as defined below); and (iv) the Company nor any Company Stockholder has any reason to believe that any of the items enumerated in clause
(iii) of this paragraph will be forthcoming.

                  (c) Except as set forth in SCHEDULE 3.24 hereto, to the knowledge of the Stockholders no site leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("pcb's") or equipment containing pcb's, or any urea formaldehyde foam insulation.

                  (d) For purposes of this SECTION 3.24, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental laws, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing as of the date hereof; and
(iv) the Company shall mean and include the Company, its predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         3.25     LISTS OF CERTAIN EMPLOYEES AND SUPPLIERS.

                  (a) SCHEDULE 3.25 hereto contains a list of all current directors and officers of the Company and a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive base salary from the Company during the current fiscal year of $20,000 or more. In each case such schedule includes the current job title and current base salary of each such individual.

                  (b) SCHEDULE 3.25 sets forth a true and complete list of all suppliers of the Company to whom the Company made payments aggregating $25,000 or more during the most recent complete fiscal year, showing, with respect to each, the name, address and dollar volume involved.

         3.26 EMPLOYEES; LABOR MATTERS. As of the date hereof, the Company employed the number of full-time employees and part-time employees described on
SCHEDULE 3.26. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in SCHEDULE 3.26, upon termination of the employment of any of said employees, the Company will not by reason of the Merger be liable to any of said employees for so-called "severance pay" or any other payments. Except as set forth in SCHEDULE 3.26 attached hereto, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No charges of employment discrimination or unfair labor practices have been brought against the Company, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Company. The Company has not received written notice of pending or threatened changes with respect to the senior management or key supervisory personnel of the Company.

         3.27 CUSTOMERS. SCHEDULE 3.27 sets forth any customer who accounted for more than 5% of the sales of the Company for the most recent complete fiscal year of the Company (collectively, the "Customers"). No Customer has given notice to the Company of its intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company.

         3.28 Y2K. The Company has taken all necessary action to assess, evaluate and correct all of the hardware, software, embedded microchips and other processing capabilities of computer and telecommunication systems it uses, either directly or indirectly, including but not limited to computerized services provided by third parties such as billing and payroll services, to ensure that such systems will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000.

         3.29 DISCLOSURE. This Agreement, including the Schedules hereto prepared by the Company and the Stockholders and the Exhibits hereto, neither contains an untrue statement of material fact nor omits to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading. Any matter disclosed by the Company and the Stockholders in this Agreement or the Exhibits and/or Schedules hereto shall be deemed disclosed on each other Schedule or Exhibit where the inclusion of such item or matter may reasonably be required.

SECTION 4.        COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.

         4.1 MAKING OF COVENANTS AND AGREEMENTS. The Company and the Stockholders covenant and agree as set forth in this SECTION 4.

         4.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Merger Effective Date, the Stockholders will cause the Company to do and the Company will do the following, unless Parent shall otherwise consent in writing:

                  (a) conduct its business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and maintain levels of working capital consistent with past practices;

                  (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $5,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

                  (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other contingent or fixed obligations or liabilities except in the ordinary course of business and in a manner consistent with past practices;

                  (d) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

                  (e) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, making any direct or indirect redemption, purchase or other acquisition of its capital stock, issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or entering into any agreement or commitment with respect to any of the foregoing;

                  (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees or agents, except for scheduled increases in salary or wages in the ordinary course of business that are consistent with past practices, or granting any severance or termination pay to, or establishing, adopting or entering into any agreement or arrangement providing for severance or termination pay to, or entering into or amending any employment, or other agreement or arrangement with, any director, officer or other employee of the Company or any Stockholder or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

                  (g) refrain from making any change in its borrowing arrangements except for paying the Company's outstanding debt, which debt shall be paid in full prior to the Closing or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

                  (h) use reasonable efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements;

                  (i) use reasonable efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it, and to maintain its properties and facilities, including those held under leases, in as good a working order and condition as on the date hereof, ordinary wear and tear excepted;

                  (j) use reasonable efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE 3.18 or equivalent insurance with any substitute insurers approved by Parent;

                  (k) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

                  (l) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions; and

                  (m) permit Parent and its authorized representatives (including without limitation Parent's attorneys, accountants, and pension and environmental consultants) to have full access to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to Parent and its authorized representatives such financial and other information with respect to its business or properties as Parent may from time to time reasonably request.

         4.3 CONSENTS AND APPROVALS. Subject to the Parent's obligations set forth in SECTION 5.2(a), the Company and the Stockholders shall use their best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals to the performance of the obligations of the Company and the Stockholders under this Agreement, including, without limitation, the consents and authorizations described in SCHEDULE 3.15 or SCHEDULE 4.3 and such other authorizations, waivers, consents and permits as may be necessary to transfer to Parent and/or to retain in full force and effect without penalty subsequent to the Effective Time all contracts, permits, licenses and franchises of or applicable to the businesses of the Company.

         4.4 ACTION BY WRITTEN CONSENT OF STOCKHOLDERS. On the date hereof the Stockholders will execute and deliver a unanimous written consent in lieu of a meeting in accordance with applicable law for the purpose of authorizing the transactions contemplated hereby. The recommendation of the Board of Directors will remain in effect at all times prior to the Effective Time. The Stockholders hereby agree to vote all shares of capital stock of the Company held of record by them or over which the exercise voting control in favor of the Merger, this Agreement and the consummation of the transactions contemplated hereby and shall not demand appraisal or dissenter's rights in connection with the merger under the business corporation laws of the State of Connecticut.

         4.5 EXCLUSIVE DEALING. Unless and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to SECTION 9, neither the Company nor the Stockholders shall, nor shall any of them permit any director, officer, employee or agent of either of them to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company or any merger or business combination with the Company (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Parent and BOL and their representatives, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

         4.6 NO SALES OF CAPITAL STOCK. Between the date of this Agreement and the Effective Time, the Stockholders shall neither sell, exchange, deliver, assign, pledge, encumber nor otherwise transfer or dispose of any Company Stock owned beneficially or of record by the Stockholders, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such shares of Company Stock; provided, however, that notwithstanding anything to the contrary stated herein, any transferee, executor, heir, legal representative, successor or assign of the Stockholders shall be bound by this Agreement.

         4.7 NOTIFICATION OF CERTAIN MATTERS. The Stockholders and the Company shall give prompt notice to the Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the Stockholders or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this SECTION 4.7 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice,
(ii) modify the conditions set forth in SECTION 7 or elsewhere or (iii) affect the Parent's right to terminate this Agreement.

         4.8 AMENDMENT OF SCHEDULES. The Company and the Stockholders agree that, with respect to the representations and warranties contained in this Agreement, the Company and the Stockholders shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on the Schedules.

         4.9 FURTHER ASSURANCES. The Company and the Stockholders agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

SECTION 5.        REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BOL;
COVENANTS OF BOL AND THE PARENT.

         5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As of the date hereof, BOL and the Parent hereby jointly and severally represents and warrants to the Stockholders and the Company as set forth in this SECTION 5.

                  (a) ORGANIZATION OF BOL, THE PARENT. Each of BOL and the Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to conduct is businesses in the manner as now conducted and in the places where such properties are owned or leased and where such business are currently being conducted. BOL and Parent are duly qualified to do business as foreign corporations in each other jurisdiction where they own, operate or lease real property and in each other jurisdiction in which the failure to be so qualified or registered would have a material adverse effect on the properties, assets, business, financial condition and prospects of either.

                  (b) AUTHORITY. All necessary corporate action has been taken by each of BOL and the Parent to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by BOL and the Parent pursuant to this Agreement and to carry out the transaction contemplated hereby and thereby. This Agreement and each agreement, document and instrument to be executed and delivered by each of BOL and the Parent pursuant to or contemplated by this Agreement (to the extent it contains obligations to be performed by BOL or the Parent) constitutes, or when executed and delivered by BOL or the Parent will constitute, valid and binding obligations of BOL or Parent as the case may be, enforceable in accordance with their respective terms.

                  (c) NO CONFLICTS. The execution, delivery and performance by BOL and the Parent of this Agreement and each such other agreement, document and instrument: (i) does not and will not violate any provision of the Certificate of Incorporation or bylaws of BOL or the Parent; (ii) will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which BOL or the Parent is a party or by which the property of BOL or the Parent is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of BOL or the Parent, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of BOL or the Parent and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of BOL or the Parent, (iii) does not or will not, to BOL or the Parent's knowledge, violate any laws of the United states, or any state or other jurisdiction, or any state or other jurisdiction applicable to BOL or the Parent or require BOL or the Parent to obtain any court, regulatory body, administrative agency or other approval, consent or waiver, or make any filing with, any federal, state, local or foreign governmental body, agency or official ("Governmental Entity") that has not been obtained or made, other than the filing of the Certificate of Merger in accordance with the laws of the State of Connecticut and except for any other approvals, consents, waivers and filings that, if not obtained or made, individually or in the aggregate, would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the BOL or the Parent.

                  (d) PARENT STOCK. The Parent Stock to be delivered to the Stockholders at the Closing, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares of the Common Stock of the Parent, fully paid and non-assessable. Such Parent Stock will constitute restricted securities and will be subject to the lock-up provisions and other transfer restrictions imposed under this Agreement and under applicable federal and state securities laws.

                  (e) LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or threatened against BOL or the Parent which may have an adverse effect on the properties, assets, business, financial condition or prospects of BOL or the Parent or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                  (f) COMPLIANCE WITH LAWS. Neither BOL nor the Parent has not received notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the business of BOL or the Parent.

                  (g) BOL. BOL is a wholly-owned first tier subsidiary of the Parent.

                  (h) DISCLOSURE. This Agreement, including the Exhibits attached hereto and the Information Statement of the Parent dated November 30, 1999, neither contains an untrue statement of material fact nor omits to state a material fact necessary to make the statements herein, in light of the circumstances under which they were made, not misleading.

         5.2 MAKING OF COVENANTS. BOL and the Parent covenant and agree as set forth in this Section 5.2:

                  (a) The Parent and BOL shall, if necessary, obtain any governmental approvals of an anti-trust nature, necessary for the Parent and BOL to fulfill their obligations hereunder to consummate the transactions contemplated hereby.

                  (b) BOL and the Parent shall give prompt notice to the Stockholders of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of BOL and the Parent contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of BOL and the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this SECTION 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in this Agreement or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (c) BOL and the Parent agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

SECTION 6.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BOL AND THE PARENT.

         6.1 INTRODUCTION. The obligations of BOL and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the conditions set forth in this SECTION 6.

         6.2 EXAMINATION OF FINANCIAL STATEMENTS. Prior to the Closing Date, BOL shall have had sufficient time to review the trial balance sheet of the Company prepared by the Stockholders as of the last day of the month ended immediately prior to the Closing Date disclosing no material change in the financial condition of the Company since the Company Balance Sheet Date.

         6.3 NO MATERIAL ADVERSE CHANGE. No material adverse change in the results of operations, financial position or business of the Company shall have occurred and the Company shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, since the Company Balance Sheet Date, which change, loss or damage materially affects or impairs the ability of the Company to conduct its business; and the Parent shall have received on the Closing Date a certificate signed by the President of the Company and the Stockholders to such effect.

         6.4 DUE DILIGENCE AND REGULATORY REVIEW. BOL shall have completed to its satisfaction a due diligence investigation of the Company and its prospects, business, assets, contracts, rights, liabilities and obligations, including a review of the practices and procedures of the Company with respect to compliance with contracts and federal, state and local laws and regulations governing the operations of the Company. Such review shall be satisfactory in all respects to the Parent, in its sole discretion.

         6.5 OPINION OF COUNSEL. BOL shall have received an opinion from Guarnaccia & Connors, counsel to the Company and the Stockholders, dated the Closing Date, in form and substance satisfactory to BOL, to the effect that:

                  (a) each of NECAnet and NECA have been duly organized and is validly subsisting in good standing under the laws of the State of Connecticut.

                  (b) the authorized and outstanding capital stock of NECAnet and NECA is as represented by the Stockholders in this Agreement and each share of such stock has been duly and validly authorized and issued, is fully paid and nonassessable and was not issued in violation of the preemptive rights of any stockholder;

                  (c) to the knowledge of such counsel, neither NECAnet nor NECA has any outstanding options, warrants, calls, conversion rights or other commitments of any kind to issue or sell any of its capital stock;

                  (d) this Agreement has been duly authorized, executed and delivered by NECA, NECAnet and the Stockholders and constitutes a valid and binding agreement of such parties enforceable against them in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors and except (i) as the same may be subject to the effect of general principles of equity and (ii) that no opinion need be expressed as to the enforceability of indemnification provisions included herein;

                  (e) except to the extent set forth on SCHEDULE 3.16, to the knowledge of such counsel, there are no claims, actions, suits or proceedings pending, or threatened against or affecting the Company or the Stockholders, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located;

                  (f) no notice to, consent, authorization, approval or order of any court or governmental agency or body of the State of Connecticut or to the knowledge of such counsel of any other third party is required in connection with the execution, delivery or consummation of this Agreement by the Stockholders or for the merger of the Company with and into BOL;

                  (g) the execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms or provisions of NECA or NECAnet's Certificate of Incorporation or bylaws or of any lease, instrument, license, permit or any other agreement to which NECA or NECAnet is a party or by which NECA or NECAnet is/are bound; and

                  (h) any other matters incident to the matters set forth herein as reasonably required by BOL.

         6.6 ADDITIONAL LIABILITIES AND OBLIGATIONS. The Stockholders shall have delivered to BOL a certificate dated the Closing Date, setting forth (i) all liabilities and obligations of the

Company arising since the Company Balance Sheet Date and (ii) showing all material contracts and agreements, together with copies thereof, entered into by the Company since the Company Balance Sheet Date .

         6.7 GOOD STANDING CERTIFICATES; CERTIFIED COPY OF THE CERTIFICATE OF INCORPORATION. The Company shall have delivered to the Parent certificates, dated as of a date no earlier than twenty (20) days prior to the Closing Date, duly issued by the Secretary of State and the Department of Revenue of the State of Connecticut and of any other state in which the Company is authorized to do business, showing that the Company is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for the Company for all periods prior to the dates of such certificates have been filed and paid. The Company shall also have delivered to the Parent prior to the Closing a recent copy of its Certificate of Incorporation and all amendments thereto duly certified by the Secretary of the State of Connecticut.

         6.8 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in
SECTION 3 and elsewhere in this Agreement shall be true and correct on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Company and the Stockholders shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Company or the Stockholders on or before the Closing Date; and the Company and the Stockholders shall have delivered to the Parent a certificate dated the Closing Date signed by the Company's President and by the Stockholders to the foregoing effect.

         6.9 APPROVALS AND CONSENTS. Excluding any approvals or consents required to be obtained by the Parent or BOL pursuant to SECTION 5.2(a), the Company and the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the businesses of the Company subsequent to the Effective Time. The Company and the Parent shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Parent, from all third parties, including, without limitation, approvals required under federal and state securities laws and/or the Securities and Exchange Commission, state "Blue Sky" laws, other applicable governmental authorities and regulatory agencies, lessors, lenders and contract parties, required in connection with the Merger or the Company's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

         6.10 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Parent or BOL make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         6.11 PROCEEDINGS SATISFACTORY TO BOL AND THE PARENT. All proceedings to be taken by the Company and the Stockholders in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by BOL and the Parent shall be reasonably satisfactory in form and substance to BOL and the Parent and their counsel.

         6.12 EMPLOYMENT AGREEMENT. Richard Robarge shall have executed and delivered an individual employment agreement with BOL in the form attached hereto as EXHIBIT 6.12 (the "Employment Agreement"). -

         6.13 ESCROW AGREEMENT. The Stockholders shall have executed and delivered the Escrow Agreement.

         6.14 LEASE. BOL shall have executed a lease with the landlord of the office space currently leased by the Company in the form attached hereto as
EXHIBIT 6.14 (THE "LEASE").

SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

         7.1 INTRODUCTION. The obligations of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part by the Company and the Stockholders):

         7.2 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of BOL and the Parent contained in SECTION 5 and elsewhere in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; BOL and the Parent shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by BOL and the Parent on or before the Closing Date; and BOL shall have delivered to the Company a certificate signed by the President of BOL and dated as of the Closing Date certifying to the foregoing effect.

         7.3 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and which would in the reasonable judgment of the Company make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         7.4 EMPLOYMENT AGREEMENT. BOL shall have executed and delivered the Employment Agreement.

         7.5 ESCROW AGREEMENT. BOL shall have executed and delivered the Escrow Agreement.

         7.6 OPINION OF COUNSEL. The Company shall have received an opinion from Duffy & Sweeney, LLP, counsel to the Parent and BOL, in form and substance reasonably satisfactory to the Company, to the effect that:

                  (a) Each of the Parent and BOL is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation with full corporate power and authority to conduct its respective businesses in the manner as now conducted.

                  (b) The Parent Stock to be delivered to the Stockholder at the Closing, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares of the Common Stock of the Parent, fully paid and non-assessable.

                  (c) This Agreement has been duly authorized, executed and delivered by the Parent and BOL and constitutes a valid and binding agreement of the Parent and BOL enforceable against them in accordance with its terms except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement and other similar laws relating to or affecting the rights of creditors and except (i) as the same may be subject to the effect of general principles of equity and (ii) that no opinion need be expressed as to the enforceability of indemnification provisions included herein;

                  (d) The execution of this Agreement and the performance of the obligations hereunder will not violate or result in a breach or constitute a default under any of the terms of BOL's or the Parent's Certificate of Incorporation or their respective bylaws, or, to the knowledge of such counsel after reasonable investigation and supported by a certificate from BOL and the Parent, of any lease, instrument, license, permit or any other agreement by which the Company or BOL is bound.

         7.7      LEASE.  BOL shall have executed the Lease.

         7.8 NO MATERIAL ADVERSE CHANGE. No material adverse change in the results of operations, financial position or business of the Parent or BOL shall have occurred and the Parent and BOL shall not have suffered any material loss or damage to a material portion of its properties or business, since the date of this Agreement which change, loss or damage materially affects or impairs the ability of the Parent or BOL to conduct its business.

         7.9 PROCEEDINGS SATISFACTORY TO COMPANY. All proceedings to be taken by the Parent or BOL in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company and its counsel.

SECTION 8.        PARENT STOCK - TRANSFER RESTRICTIONS.

         8.1 LOCK-UP. In addition to applicable federal and state securities laws restricting the public sale of the Parent Stock to be issued to the Stockholders hereunder, the Stockholders hereby irrevocably agrees that for a period of (i) one (1) year after the Closing Date with respect to 100% of such stock, and (ii) two (2) years after the Closing Date with respect to 50% of such stock, the Stockholders will not offer, pledge, sell, assign or otherwise transfer directly or indirectly, any of the Parent Stock or enter into any agreement that transfers or assigns, in whole or in part, any of the economic consequences of ownership of the shares of Parent Stock received hereunder (such restrictions adjusted for any stock splits, recapitalizations, mergers or other similar events). The Stockholders agree that the foregoing shall be binding upon the Stockholder and their respective successors, assigns, heirs, and personal representatives.

         8.2 UNREGISTERED STOCK; INVESTMENT INTENT. The Stockholders acknowledge and agree that the shares of Parent Stock to be delivered to the Stockholders pursuant to this Agreement have not been and will not be registered under the Securities Act of 1933, as amended (the "Act") and therefore may not be resold without compliance with the Act. The Stockholders represent and warrant that the Parent Stock to be acquired by Stockholders pursuant to this Agreement is being acquired solely for their own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. The Stockholders covenant, warrant and represent that none of the shares of Parent Stock issued to such Stockholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Act and the rules and regulations of the Securities and Exchange Commission and applicable state securities laws.

         8.3 ABLE TO BEAR RISK; SOPHISTICATED AND ACCREDITED INVESTORS; INFORMATION. Each of the Stockholders represent and warrant that he/she are able to bear the economic risk of an investment in Parent Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment. Each of the Stockholders represents that he/she is an "accredited investor" within the meaning of Regulation D of Rule 504 of the Act. Each of the Stockholders further represent and warrant that he/she (i) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement,
(ii) have received a copy of the Company's information statement dated November 30, 1999 and supplement dated December 8, 1999 (collectively, the "Information Statement"); and (iii) have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect his or her own interests in connection with the acquisition of the Parent Stock. The Stockholders represent and warrant that they have had an adequate opportunity to ask questions and receive answers from the officers of the Parent concerning any and all matters relating to the acquisition of Parent Stock as contemplated by this Agreement including, without limitation, the background and experience of the officers and directors of the Parent, the plans for the operations of the business of the Parent and its affiliates and information disclosed in the Information Statement. The Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to his satisfaction.

         8.4 RESTRICTIVE LEGENDS. The certificates evidencing the Parent Stock to be received by the Stockholders hereunder will bear legends substantially in the form set forth below and containing such other information as the Parent may deem appropriate. References in such legend to "THE COMPANY" shall refer to the Parent.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY) OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE FURTHERMORE SUBJECT TO A LOCK-UP AGREEMENT CONTAINED IN SECTION 8 OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION WITH THE COMPANY DATED AS OF _____________, PURSUANT TO WHICH THE HOLDER OF THIS CERTIFICATE HAS AGREED NOT TO OFFER, PLEDGE, SELL OR OTHERWISE TRANSFER DIRECTLY OR INDIRECTLY THE SECURITIES REPRESENTED BY THIS CERTIFICATE UNTIL [_____________]. A COPY OF THE LOCK-UP AGREEMENT MAY BE OBTAINED BY CONTACTING THE SECRETARY OF THE COMPANY

         In addition, such certificates shall also bear such other legends as counsel for the Parent reasonably determines are required under the applicable laws of any state.

SECTION 9.        TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

         9.1 TERMINATION. This Agreement may be terminated any time prior to the Closing Date solely by:

                  (a) mutual consent of the boards of directors of BOL and the Company;

                  (b) either the Stockholders and the Company, on the one hand, or by BOL, on the other hand, if

                           (i) the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 1999, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                           (ii) if a material breach or default shall be made by the other party in the observance of or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         9.2 LIABILITIES IN THE EVENT OF TERMINATION. Upon the termination of this Agreement none of the parties hereto shall have any obligation or liability to any other party (except for obligations arising under SECTION 11 hereof) unless such termination results from the willful or intentional failure of any party to perform any of its obligations hereunder which performance was within such party's reasonable control at a reasonable cost. In such case, without limiting the non-breaching party's otherwise available legal or equitable remedies, the non-performing party shall be liable for any and all damages arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

SECTION 10. NON-COMPETITION. For a period of three (3) years from and after the Closing Date, each of the Stockholders shall not directly or indirectly, (i) seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company (as such terms are hereafter defined), or (ii) solicit, directly or indirectly, any customers, clients, accounts, officers, employees, agents or representatives of the Company, BOL, the Parent, or its affiliates. For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the business of selling internet access service, web site design or web hosting services, or in any related business which the Company and/or its affiliates may engage in or actively plan to engage in from time to time during the term of this covenant; the "Restricted Territory" means the New England states, Delaware, Pennsylvania, Maryland, New York and New Jersey; a "Competitive Position" means any employment with any Competitor of the Company or self-employment whereby Stockholders will use or are likely to use any Confidential Information (as defined below), or whereby the Stockholders have duties for such Competitor that are the same or substantially similar to those actually performed by Stockholders for the Company under the terms of employment with the Surviving Corporation. Nothing contained in this SECTION 10 is intended to prevent either Stockholder from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market or any corporation engaged, wholly or partly, in the sale of telecommunications products or services; provided, however, that either Stockholder and members of his immediate family shall not, directly or indirectly, hold more than a total of two percent (2%) of all issued and outstanding stock or other securities of any such corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 11.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         11.1 THE STOCKHOLDERS. The Stockholders recognize and acknowledge that they have had in the past, currently have in the future may have access to certain confidential information relating to the Company, the Parent and BOL, including, but not limited to, operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Company, the Parent and BOL (collectively, "Confidential Information"). The Stockholders agree that they will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of BOL who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, and (b) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing its duties for the Surviving Corporation unless (i) such information becomes known to the public generally through no breach by the Stockholders of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall give prior written notice thereof to BOL and provide BOL with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Stockholders of the provisions of this section, BOL shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting BOL from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Stockholders shall return to BOL as soon as possible all documents containing confidential information about the Parent.

         11.2 BOL AND PARENT. BOL and Parent recognize and acknowledge that it has in the past and currently has access to certain confidential information relating to the Company, such as operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Company. BOL and Parent agree that, on behalf of themselves and their affiliates, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not use or disclose such confidential information for their own benefit except in furtherance of the transactions contemplated by this Agreement or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the Stockholders and to authorized representatives of the Company, BOL or Parent who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, unless (i) such information becomes known to the public generally through no breach by BOL, the Parent or its affiliates of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (iii), BOL shall, if possible, give prior written notice thereof to the Company and the Stockholders and provide the Company and the Stockholders with the opportunity to contest such disclosure, or (iv) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by BOL of the provisions of this Section, the Company and the Stockholders shall be entitled to an injunction restraining BOL from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Parent and BOL shall return to the Company within a reasonable time all documents containing confidential information about the Company.

         11.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in SECTIONS 11.1 and 11.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders.

         11.4 SURVIVAL. The obligations of the parties under this ARTICLE 11 shall survive notwithstanding either the termination of this Agreement or the consummation of the transactions contemplated herein on the Closing Date.

SECTION 12.       INDEMNIFICATION.

         12.1 INDEMNIFICATION BY THE STOCKHOLDERS. The Stockholders, on behalf of themselves and their respective successors, executors, administrators, estates, heirs and permitted assigns, agree subsequent to the Effective Time to indemnify and hold harmless the Surviving Corporation and its respective officers, directors, employees and agents (individually, a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Parent Indemnified Party (a "Loss" or "Losses"), arising out of, based upon or in connection with:

                  (a) any breach of any representation, warranty, covenant or agreement made by the Company or the Stockholders in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument required to be delivered by the by the Stockholders under this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations or warranties.

Claims under clause (a) of this SECTION 12.1 are hereinafter collectively referred to as "Parent Indemnifiable Claims". The payment of any Parent Indemnifiable Claim by the Stockholders hereunder shall be made (i) 55% in shares of Parent Stock from the Escrow Shares to the extent available and then from the stockholders directly, and (ii) 45% in cash or other readily available funds. The Stockholders, indemnification obligations hereunder shall be limited to the Merger Consideration of $3,500,000, as adjusted pursuant to SECTION 2 of this Agreement. After payment of such amount, the Stockholders' indemnification obligations hereunder shall terminate.

         12.2 INDEMNIFICATION BY THE PARENT. Subsequent to the Effective Time, the Parent and its successors and assigns agrees to indemnify and hold harmless the Stockholders and their successors, heirs and assigns (individually and collectively, the "Stockholder Indemnified Party") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against the Stockholders, arising out of, based upon or in connection with a breach by the Parent or BOL of any of their respective representations, warranties, covenants or agreements made in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement. The Parent's indemnification obligations hereunder shall be limited to the Merger Consideration of $3,500,000 as adjusted pursuant to SECTION 2 of this Agreement. After delivery of the same, the Parent's indemnification obligations hereunder shall terminate.

         12.3     NOTICE; DEFENSE OF CLAIMS.

         Promptly after receipt by a Parent Indemnified Party or a Stockholder Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, but the omission to so notify the Indemnified Party promptly will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the Indemnifying Party gives written notice to the Indemnified Party stating that
(i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party which consent may not be unreasonably withheld) and the Indemnifying Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The Indemnifying Party shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle any Indemnified Claims by third parties which are susceptible to being settled provided its obligation to indemnify the Indemnified Party therefor will be fully satisfied. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

         12.4 LIMITATIONS ON INDEMNIFICATION. Neither the Stockholders nor the Parent shall be obligated to indemnify the other party except to the extent the cumulative amount of losses to such party exceeds Twenty Thousand Dollars ($20,000) (the "Indemnity Threshold") whereupon the full amount of such losses shall be recoverable in accordance with the terms hereof. Notwithstanding the foregoing sentence, the Indemnity Threshold shall not apply to liability arising from (i) any matter relating to the Purchase Price adjustments set forth in
Section 2, (ii) the Stockholders' Assumed Contract, (iii) fraud or (iv) the litigation disclosed on SCHEDULE 3.16.

SECTION 13.       MISCELLANEOUS.

         13.1 LAW GOVERNING. This Agreement shall be construed under and governed by the internal laws of the State of Connecticut without regard to its conflict of laws provisions.

         13.2 NOTICES. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon receipt, or
(ii) if sent by registered or certified mail upon the sooner of receipt or the expiration of three days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

        TO BOL:

                  1720 Route 34
                  Wall, New Jersey, 07719
                  ATTN:  Mark E. Munro, President and Chief Executive Officer
                  Phone:  732-280-6408
                  Fax:      732-280-6409

                  with a copy to:

                  Duffy & Sweeney, LLP
                  300 Turks Head Building
                  Providence, RI  02903
                  ATTN:  Michael F. Sweeney, Esq.
                  Phone: (401) 455-0700
                  Fax:     (401) 455-0701

       TO THE COMPANY AND THE STOCKHOLDERS:

                  Richard Robarge and Leslie Robarge
                  3 Lorraine Circle
                  Storrs, Connecticut  06269

                  with a copy to:

                  Treiber, Guarnaccia & Connors
                  25 Church Street
                  P.O. Box 44
                  Willimantic, CT  06226
                  ATTN:  Giacomo J. Guarnaccia, Jr., Esq.
                  Phone: (860) 423-6308
                  Fax:     (860) 423-6344

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

         13.3 ENTIRE AGREEMENT. This Agreement, including any schedules, annexes and/or exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

         13.4 ASSIGNABILITY. This Agreement may not be assigned by the Company or the Stockholders without the prior written consent of BOL. This Agreement and the obligations of the parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

         13.5 ARBITRATION; JURISDICTION; VENUE; ATTORNEY'S FEES. Each party hereto agrees that any dispute regarding this Agreement shall be submitted to arbitration to and shall be resolved in accordance with the rules of the JAMS/Endispute for expedited cases then in effect. The arbitrator(s) shall be mutually selected by the parties or in the event the parties cannot mutually agree, then appointed by JAMS/Endispute. Any arbitration shall be held within a forty-five (45) mile radius of Hartford, Connecticut and the arbitrator(s) shall apply Connecticut law. Judgment upon any award rendered by the arbitrator(s) shall be final and may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, BOL shall have the absolute right to obtain equitable remedies in any state court of competent jurisdiction in the State of Connecticut or in a United States District Court for the Connecticut. Each party irrevocably submits to and accepts the exclusive jurisdiction of each of such courts and waives any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts. The court and/or arbitrator(s) shall award costs and expenses (including reasonable attorney's fees) to the prevailing party and/or parties in any litigation or arbitration.

         13.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         13.7 CERTAIN DEFINITIONS. for purposes of this Agreement, the term:

                  (a) "Affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

                  (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

                  (d) "knowledge" means the actual knowledge of such party or receipt by such party of notice or information which would have been sufficient to put a commercially reasonable person on notice to investigate such matter.

         13.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         13.9 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by BOL, the Parent, the Company and the Stockholders, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         13.10 SURVIVAL. All representations, warranties, agreements, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, or opinion provided for in it, shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitation or repose).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.



WITNESS:                                 BiznessOnline.com, Inc.

                                         By: /s/ Mark E. Munro
-----------------------------               -----------------------------
                                             Mark E. Munro, President



WITNESS:                                 BOL Acquisition Co. V, Inc.

                                         By: /s/ Mark E. Munro
-----------------------------               -----------------------------
                                             Mark E. Munro, President
                                             and Chief Executive Officer



WITNESS:                                 New England Computer Associates, Inc.

                                         By: /s/Richard Robarge
-----------------------------               -----------------------------
                                             Richard Robarge, President



WITNESS:                                 NECAnet, Inc.

                                         By: /s/ Richard Robarge
-----------------------------               -----------------------------
                                             Richard Robarge, President



WITNESS:                                 STOCKHOLDERS

                                         /s/ Richard Robarge
-----------------------------            --------------------------------
                                             Richard Robarge



                                         /s/ Leslie Robarge
-----------------------------            --------------------------------
                                             Leslie Robarge